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MCMILLAN BINCH MENDELSOHN

BCE Place, Suite 4400, Bay Wellington Tower, 181 Bay Street, Toronto, Ontario, Canada M5J 2T3
TEL : 416.865.7000	www.mbmlex.com	FAX: 416.865.7048

May 31, 2005

United States Securities and Exchange Commission
450 – 5th Street
Washington, D.C.
U.S.A. 20549

Dear Sirs:

Re:	Crystallex International Corporation Registration Statement on Form F-3

     We are counsel to Crystallex International Corporation (the “Corporation”), a corporation continued under the Canadian Business Corporations Act.

     We refer to the filing by the Corporation of a Registration Statement on Form F-3 (“Registration Statement”) under the Securities Act of 1933, as amended, covering the resale of an aggregate of 2,403,200 common shares of the Corporation (the “Shares”) issued or issuable by the Corporation as described in the Registration Statement.

     We have examined the Articles of the Corporation, resolutions of the Board of Directors of the Corporation in respect of the issuance of the Shares and original, reproduced or certified copies of such records of the Corporation and such agreements, certificates of public officials, certificates of officers and representatives of the Corporation and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the conformity to original documents of all documents supplied to us as copies. As to various questions of fact material to such opinions, we have relied upon the records of the Corporation and upon statements and certificates of officers and representatives of the Corporation and others.

     Based on the foregoing, we are of the opinion that the Shares, when issued as described in the Registration Statement, will be legally issued by the Corporation as fully paid and non-assessable shares in the capital of the Corporation.

     For the purposes of this opinion, “legally issued” means that the Shares have been issued in accordance with the provisions of the Canada Business Corporations Act and the Articles of the Corporation.

     We hereby consent to the filing of a copy of this Opinion as an exhibit to the Registration Statement. We also consent to the use of our name under the headings “Enforceability of Civil Liabilities Against Crystallex” and “Legal Matters” in the Registration Statement.

Yours truly,
/s/ MCMILLAN BINCH MENDELSOHN LLP